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                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       UNIVERSAL TRUCKLOAD SERVICES, INC.

                         (A DOMESTIC PROFIT CORPORATION)

      Pursuant to the provisions of Act 284, Public Acts of 1972, as amended (the "Act" ), the undersigned Corporation executes the following Restated
Articles:

1.    The present name of the Corporation is Universal Truckload Services, Inc.

2.    The identification number assigned by the Bureau is 24824C.

3.    There are no former names of the Corporation.

4. The date of filing the original Articles of Incorporation was December 11, 2001.

      The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the Corporation.

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                                    ARTICLE I

      The name of the Corporation is Universal Truckload Services, Inc.

                                   ARTICLE II

      The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which a corporation may be formed under the Michigan Business Corporation Act.

                                   ARTICLE III

      The total authorized shares:

1.    Common Shares     Forty Million (40,000,000)
      Preferred Shares  Five Million   (5,000,000)

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

Each series of preferred shares (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such preferred shares. Preferred shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued preferred shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors or as part of any other series of preferred shares, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the

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Board of Directors providing for the issue of any series of preferred shares and the rights, if any, of the existing holders of preferred shares.

                                   ARTICLE IV

      The street address, which is the mailing address, of the Company's initial registered office is 11355 Stephens, Warren, Michigan, 48089.

      The name of the initial resident agent at the registered office is Robert
E. Sigler.

                                    ARTICLE V

      When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this Corporation.

                                   ARTICLE VI

      Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation's registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

      Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice

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of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing. An electronic transmission consenting to an action must comply with Section 407(3).

                                   ARTICLE VII

      Except as otherwise provided by law, a director of the Corporation is not personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a direction or for a breach of the director's fiduciary duty, except liability for any of the following:

(i) the amount of the financial benefit received by a director to which he or she is not entitled;

(ii)  intentional infliction of harm on the Corporation or the shareholders;

(iii) a violation of Section 551 of the Act; or

(iv)  an intentional criminal act.

      If the Act is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the amended Act. No amendment or repeal of this Article VII shall apply to or have any effect on the liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

      These Restated Articles of Incorporation were duly adopted on the 27th day of October, 2004, in accordance with the provisions of Section 642 of the Act and were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with
Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given.

                               Signed this 27th day of October, 2004.

                               By: /s/ Donald B. Cochran
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                                   Donald B. Cochran, President